SIGNATURE COPY

                            PARTNERSHIP INTEREST
                      PURCHASE AND EXCHANGE AGREEMENT

          This Partnership Interest Purchase and Exchange Agreement (the "Agreement") is made and entered into as of September 10, 1998 by and among the persons and entities listed on Exhibit A hereto (the "Contributors"), the persons listed on Exhibit B hereto (the "Sellers" and, collectively with the Contributors, the "Transferors"), United Dominion Realty Trust, Inc., a Virginia corporation (the "Company") and United Dominion Realty, L.P., a Virginia limited partnership (the "Company Operating Partnership").

                                  RECITALS

          WHEREAS, the Transferors are the legal and beneficial owners of all of the limited partnership interests (the "AACLP Partnership
Interests") in American Apartment Communities II, L.P., a Delaware limited partnership ("AACLP"), which owns and operates, directly and indirectly the apartment communities set forth on Schedule 5A hereto (the "AAC
Properties");

          WHEREAS, as an inducement to the Company to enter into an Agreement and Plan of Merger (the "Merger Agreement") with American Apartment Communities II, Inc., a Maryland corporation ("AAC"), whereby AAC will merge with and into the Company (the "Merger") and thus benefit the Contributors, the Contributors have agreed to contribute their respective AACLP Partnership Interests to the Company Operating Partnership, and the Company Operating Partnership desires to acquire the AACLP Partnership Interests from the Contributors, as provided herein;

          WHEREAS, in connection with the Merger, the Sellers have agreed to sell their respective AACLP Partnership Interests to the Company for cash, and the Company desires to acquire the AACLP Partnership Interests from the Sellers, as provided herein;

          WHEREAS, together with AAC, the Transferors own all of the partnership interests in AACLP;

          WHEREAS, the parties intend to provide certain protections for the tax position of the Contributors pursuant to Section 5(c) hereof, including American Apartment Communities Operating Partnership, L.P., Schnitzer Investment Corp. and AAC Management LLC (collectively, the "Tax Partners"); and

          WHEREAS, Section 3.2 of the Merger Agreement provides certain assurances given to induce the Transferors to enter in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto do hereby agree as follows:


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     1. Contribution and Sale. (a) Pursuant to the terms hereof, the
Contributors hereby agree to contribute AACLP Partnership Interests to the Company Operating Partnership free and clear of any and all restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, mortgages, liens, encumbrances, charges, pledges, impositions, security interests, options, warrants, purchase rights, rights of first refusal, contracts, commitments, equities, claims and demands ("Liens"), and the Company Operating Partnership hereby agrees to accept such AACLP Partnership Interests from the Contributors, in exchange for an aggregate amount of units of limited partnership interest in the Company Operating Partnership (the "UDR Units") as set forth on Exhibit A (the "Exchange Equity Consideration"). Any Contributor who receives UDR Units in such exchange (a "UDR Unit Holder") shall, upon the issuance of such UDR Units, be admitted as a limited partner of the Company Operating Partnership and shall sign the Third Amended and Restated Agreement of Limited Partnership of the Company Operating Partnership, in substantially the form attached hereto as Exhibit D (the "Partnership Agreement").

          (b) Pursuant to the terms hereof, the Sellers hereby agree to sell AACLP Partnership Interests to the Company free and clear of any and all Liens, and the Company hereby agrees to purchase such AACLP Partnership Interests from the Sellers, for an aggregate amount of cash as set forth on Exhibit B (the "Exchange Cash Consideration," and, together with the Exchange Equity Consideration, the "Exchange Consideration"), subject to adjustment as provided in Section 1(c) below.

          (c) The Exchange Consideration shall be adjusted in accordance with the provisions of Section 2.2 of the Merger Agreement. The allocation of the Exchange Consideration among the Transferors shall be determined by AACLP and AACLP shall provide such allocations to the Company on or before the Closing Date.

     2. Board Seat. Until the earlier of such time as: (a) James D. Klingbeil and his affiliates (including American Apartment Communities Operating Partnership, L.P. and AAC Management, L.L.C.) no longer own at least 50% of the aggregate UDR Units issued to such persons pursuant to this Agreement or (b) Mr. Klingbeil reaches age 70, Mr. Klingbeil shall be nominated for election to the Board of Directors of the Company. For the purpose of the preceding sentence, any common stock of UDR issued upon redemption of UDR Units by Mr. Klingbeil or his affiliates (and held by such person on the date of determination) shall be counted toward the number of UDR Units held by such persons. For so long as Mr. Klingbeil continues to be nominated pursuant to this Section 2, he shall be deemed for purposes of Section 5.8 of the Merger Agreement a nominee of the Holder referred to therein.

     3. Contributors' and Sellers' Representations and Warranties. Each Transferor, severally and not jointly, hereby represents and warrants to the Company and the Company Operating Partnership, as of the date hereof and as of the Closing Date (as defined), with respect to the AACLP Partnership Interests owned by such Transferor, respectively, as follows:

          (a) With respect to each Transferor who is not an individual, such Transferor (i) is a corporation/limited partnership/limited liability company (as applicable) duly formed, validly existing and in good standing under the laws of its state of organization, (ii) has all requisite powers and all licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to own, lease and operate its properties, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of such Transferor hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby, (iii) has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding obligation of such Transferor, enforceable against such Transferor in accordance with its terms and (iv) is the sole legal and beneficial owner of its AACLP Partnership Interests, as applicable, and has the full power and authority to contribute or sell such AACLP Partnership Interests to the Company Operating Partnership or the Company, as the case may be, pursuant to this Agreement.

          (b) With respect to each Transferor who is an individual, such person (i) has full legal right, power and authority to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of such Transferor hereunder, to perform his or her obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby, (ii) has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding obligation of such Transferor, enforceable against such Transferor in accordance with its terms and (iii) is the sole legal and beneficial owner of his AACLP Partnership Interests and has the full power and authority to sell such AACLP Partnership Interests to the Company pursuant to this Agreement.

          (c) The AACLP Partnership Interests to be transferred pursuant to this Agreement constitute any and all of such Transferor's interest in AACLP, such Transferor owns such AACLP Partnership Interests free and clear of any and all Liens, and the Transferors listed on Exhibits A and B and AAC are the only equity owners of AACLP.

          (d) There are no judgments of record or inchoate tax liens against or relating to such Transferor or the AACLP Partnership Interests; no acts of bankruptcy; nor any litigation or other proceedings pending or threatened against or relating to such Transferor or the AACLP Partnership Interests that would prevent the consummation of the transactions contemplated by this Agreement.

          (e) Such Transferor is not subject to any restriction, agreement, law, judgment or decree that would prohibit or be violated by the execution and delivery of this Agreement or by the consummation of the transaction contemplated hereby.

     (f) Such Transferor has obtained and has advised its partners or members, as applicable, to obtain, from its and their own advisors advice regarding the tax consequences of the transactions contemplated by this Agreement and, in the case of Contributors, such Contributor becoming a limited partner of the Company Operating

     Partnership, and such Transferor has not relied on the Company, the Company Operating Partnership or their advisors for such advice.

          (g) Neither such Transferor nor any of the partners or members of such Transferor is a "foreign person" within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

          (h) No Transferor has retained any real estate broker, business broker, finder or other person entitled to a commission or other compensation in connection with this transaction, except as set forth in the Merger Agreement.

     4. The Company's and the Company Operating Partnership's Representations and Warranties. The Company and the Company Operating Partnership hereby represent and warrant to the Contributors, as of the date hereof and as of the Closing Date (as defined), that (a) each of the Company and the Company Operating Partnership have the right and the power to execute and deliver this Agreement and to perform their respective obligations hereunder, and all necessary corporate and partnership action with respect thereto has been duly and validly taken; each of the Company and the Company Operating Partnership has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding obligation of each of the Company and the Company Operating Partnership, enforceable against each such entity in accordance with its terms; (b) subject to the terms of the Investment Agreement in the form attached hereto as Exhibit C and the terms of the Partnership Agreement, the UDR Units issued hereunder shall be redeemable by the holders thereof for cash or, at the election of the Company, exchangeable for Common Stock of the Company; and (c) neither the Company nor the Company Operating Partnership has retained any real estate broker, business broker, finder or other person entitled to a commission or other compensation in connection with this transaction, except as set forth in the Merger Agreement.

     5. Covenants of the Company and the Company Operating Partnership. The Company and the Company Operating Partnership hereby covenant with the Contributors that for so long as at least 10% of the UDR Units issued to the Contributors pursuant to this Agreement are outstanding and held by any Contributor or a transferee of such Contributor in a substituted basis transaction for federal income tax purposes (a "Permitted Transferee"), and notwithstanding anything to the contrary in the Partnership Agreement, as presently in effect or as amended from time to time,

     (a) Section 704(c) Allocations. The Company and the Company Operating Partnership will elect to use the "traditional method" described in Treasury regulations Section 1.704-3(b) of making allocations under
     Section 704(c) of the Code, with respect to the AAC Properties identified in Schedule 5A.

     (b) AAC Property Sales. (i) During the period ending on the twelfth anniversary of the Closing Date, none of the AAC Properties identified on Schedule 5B (or any property acquired in a like-kind exchange under Section 1031 or 1033 of the Code in replacement thereof) ("Schedule 5B Properties") will be sold, transferred or otherwise disposed of other than in a transaction described in Section 1031 or Section 1033 of the Code, or


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     other applicable non-recognition Code provision, in which no gain or loss is recognized for federal income tax purposes (a "Non-Recognition Transaction") and (ii) none of the AAC Properties identified in
     Schedule 5C (or any property acquired in a like-kind exchange under Section 1031 or 1033 of the Code in replacement thereof) ("Schedule 5C Properties") will be sold, transferred or otherwise disposed of other than in a Non-Recognition Transaction.

     (c)  AAC Property Refinancings.

          (i) Except as otherwise provided in Sections 5(c)(ii) and 5(c)(iii), during the period ending on the twelfth anniversary of the Closing Date with respect to the Schedule 5B Properties (excluding Grandview Terrace, Sunset Village, Tivoli of Columbus, and Mountain View), and indefinitely with respect to the Schedule 5C Properties ("Refinancing Period") (A) the existing mortgage indebtedness encumbering such AAC Properties ("Existing Indebtedness") or any replacement indebtedness assumed or taken subject to in a Section 1031 Transaction ("Replacement Indebtedness") will not be prepaid, (B) any Replacement Indebtedness will be nonrecourse and secured solely by the replacement property and (C) the Existing Indebtedness or Replacement Indebtedness will not be converted from nonrecourse indebtedness to recourse indebtedness, except that (I) regularly scheduled periodic principal payments on Existing Indebtedness or Replacement Indebtedness may be made and (II) Existing Indebtedness or Replacement Indebtedness may be refinanced provided the refinancing indebtedness ("Refinancing Indebtedness") is (X) nonrecourse; (Y) does not require principal repayments during such period which are greater than the payments required on Existing Indebtedness during such period; and (Z) is secured solely by the AAC Property or Properties which secure the Existing Indebtedness or the Replacement Indebtedness which is being refinanced. In addition, any Refinancing Indebtedness may be refinanced provided any indebtedness which refinances Refinancing Indebtedness shall satisfy all the requirements of this Section 5(c)(i). The determination of whether indebtedness is recourse or nonrecourse shall be determined under Section 752 of the Code.

          (ii) If, during the Refinancing Period, the Company decides to refinance or prepay the Existing Indebtedness or the Replacement Indebtedness in a manner that is not in compliance with Section 5(c)(i), the Company will give written notice ("Refinancing Notice") to each Tax Partner at least 60 days prior to such refinancing or prepayment. Such Refinancing Notice must be given with respect to each proposed refinancing or prepayment transaction on a property-by-property basis. The Refinancing Notice will describe which Existing Indebtedness or Replacement Indebtedness is scheduled to be refinanced or prepaid, how much of such Existing Indebtedness or Replacement Indebtedness is scheduled to be refinanced or prepaid, and approximately when the refinancing or prepayment is scheduled to occur. Upon receipt of the Refinancing Notice, each

          Tax Partner shall have the option (A) to guarantee debt of the Company Operating Partnership (or enter into a reimbursement agreement with the Company with respect to debt of the Company Operating Partnership) in an amount that prevents such Tax Partner from recognizing income or gain for federal income tax purposes as a result of such refinancing or prepayment and/or (B) to exercise immediately its Redemption Rights for the Cash Amount, instead of the REIT Shares Amount (as those terms are defined in the Partnership Agreement), with respect to a number of UDR Units necessary to pay the federal and state income tax liability associated with the income or gain that is recognized as a result of such refinancing or prepayment. If such Tax Partner elects to guarantee debt as described in this Section 5(c)(ii), the Company, the Company Operating Partnership and each such Tax Partner agree to negotiate in good faith a guaranty agreement or reimbursement agreement that is satisfactory to all parties, provided, however, that the Company shall be required to ensure that (i) such guaranty covers only the last dollars of liability with respect to such debt ("bottom guarantee") and (ii) there is a sufficient level of debt such that the bottom guarantee will put such Tax Partner in the same position for federal income tax purposes that it would have been in if the refinancing or prepayment were not effected. If (A) the Company does not receive written notice from a Tax Partner of its election to guarantee debt or to exercise its Redemption Rights as described in this Section 5(c)(ii) within 30 days after such Tax Partner's receipt of the Refinancing Notice or (B) a Tax Partner elects to exercise its Redemption Rights as described in this Section 5(c)(ii), the Company's and the Company Operating Partnership's obligations under Section 5(c)(i) with respect to the Existing Indebtedness or the Replacement Indebtedness that is scheduled to be refinanced or prepayment shall terminate; provided, however, that under no circumstances may a Tax Partner's action or inaction with respect to a Refinancing Notice be deemed to be a waiver of, or consent with respect to, any future Refinancing Notice relating to any future proposed refinancing or prepayment transaction. Furthermore, a new Refinancing Notice must be given with respect to each proposed refinancing or prepayment transaction on each property notwithstanding the fact that a prior refinancing or prepayment transaction had taken place with respect to any indebtedness (or portion of any indebtedness) secured by that property.

          (iii) With respect to the Grandview Terrace, Sunset Village, Tivoli of Columbus, and Mountain View AAC Properties, each Tax Partner shall have the option on the Closing Date (A) to guarantee debt of the Company Operating Partnership (or enter into a reimbursement agreement with the Company with respect to debt of the Company Operating Partnership) in an amount that prevents any Tax Partner from recognizing income or gain for federal income tax purposes as a result of the repayment of the mortgage indebtedness encumbering such properties and/or (B) to exercise immediately its Redemption Rights for the Cash Amount, instead of the REIT Shares Amount (as those terms are defined in the Partnership Agreement), with respect to a number of UDR Units necessary to pay the federal and state income tax liability associated with the income or gain that is recognized as a result of such repayment. If a Tax Partner elects to guarantee debt as described in this
          Section 5(c)(iii), the Company, the Company Operating Partnership and such Tax Partner agree to negotiate in good faith a guaranty agreement or reimbursement agreement that is satisfactory to all parties, provided, however, that the Company shall be required to ensure that (i) such guaranty is a the bottom guarantee and (ii) there is a sufficient level of debt such that the bottom guarantee of which will put such Tax Partner in the same position for federal income tax purposes that it would have been in if the refinancing or prepayment were not effected.

          (iv) Notwithstanding the foregoing, at any time in their sole discretion, the partners or interest holders of any Tax Partner may replace a reimbursement agreement with the Company with a direct guaranty on substantially the same terms as such reimbursement agreement.

          (v) Notwithstanding anything to the contrary in this Agreement, any Tax Partner may, in its sole discretion, at any time or from time to time, and the Company shall provide such Tax Partner with the opportunity to bottom guarantee debt of the Company Operating Partnership (or enter into a reimbursement agreement with the Company with respect to debt of the Company Operating Partnership) in an amount that prevents such Tax Partner from recognizing income or gain for federal income tax purposes.

          (vi) Notwithstanding anything to the contrary in this Agreement, the aggregate amount of indebtedness that the Company Operating Partnership shall be required to make available for the Tax Partners to bottom guarantee shall not exceed $200,000,000.

     (d) Approval of Fundamental Transactions. Except pursuant to the prior written consent of the holders of at least 66.66% of the then-outstanding UDR Units issued to the Contributors pursuant to this Agreement, neither the Company nor the Company Operating Partnership may merge, consolidate or otherwise combine with or into any other person, effect any reclassification, any recapitalization or change its outstanding equity interests (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination of REIT Shares), or sell all or substantially all of its assets (a "Fundamental Transaction") unless: (i) under the terms of the Fundamental Transaction, the UDR Unit Holders will not recognize any income or gain for Federal income tax purposes, either directly or through allocation of such income or gain from the Company Operating Partnership or any surviving entity; (ii) the UDR Unit Holders own a percentage interest of the Company Operating Partnership or another limited partnership or limited liability company that is the survivor of the Fundamental Transaction with the Company Operating Partnership (in each case, the "Surviving Partnership") based on the relative fair market value of the net assets of the Company Operating Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such Fundamental Transaction; and (iii) the rights, preferences and privileges of the UDR Unit Holders in the Surviving Partnership (including with respect to registration rights) are at least as favorable as those in effect immediately prior to the consummation of such Fundamental Transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership and at least include the right to redeem their interests in the Surviving Partnership for the Maximum Transaction Consideration or an amount of cash equal to at least the value of the Maximum Transaction Consideration. "Maximum Transaction Consideration" shall mean an amount of cash, securities, or other property (or a partnership interest or other security readily convertible into such cash, securities, or other property) no less than the product of the REIT Shares Amount (as defined in the Partnership Agreement) and the greatest amount of cash, securities or other property (expressed as an amount per REIT Share (as defined in the Partnership Agreement)) paid in the Fundamental Transaction to the holder of one REIT Share in consideration for one REIT Share; provided, that if, in connection with the Fundamental Transaction, a purchase, tender or exchange offer ("Offer") shall have been made to and accepted by the holders of more than 50 percent of the outstanding REIT Shares, "Maximum Transaction Consideration" shall mean no less than the greatest amount of cash, securities or other property they would have received had they (Y) exercised their Redemption Right and (Z) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Redemption Right immediately prior to the expiration of the Offer.


The covenants of the Company and the Company Operating Partnership in this
Section 5 shall survive consummation of the transactions contemplated by this Agreement and the Merger Agreement, any future transaction to which the Company or the Company Operating Partnership is a party, including without limitation, any Fundamental Transaction and any future transaction of the kind referred to in the definition of "Change of Control" in Article I of the Investment Agreement, whether or not such transaction results in a "Change of Control," as so defined.

     6. Investment Agreement. Concurrently with the execution and delivery of this Agreement, each Contributor is executing and delivering to the Company Operating Partnership an Investment Agreement in substantially the form attached as Exhibit C.

     7. Closing. The closing of the transaction contemplated hereby (the "Closing") shall occur as soon as practicable after the Effective Time (as defined in the Merger Agreement) on the date of the consummation of the Merger (the "Closing Date"). At the Closing, each Transferor shall deliver to the Company Operating Partnership, or the Company, as the case may be, a duly-executed assignment, in form and substance satisfactory to the Company Operating Partnership, to convey the AACLP Partnership Interests owned by it to the Company Operating Partnership or the Company, as the case may be.

     8. The Company's and Company Operating Partnership's Conditions to Closing. Notwithstanding any other provision hereof, the obligations of the Company and the

Company Operating Partnership to consummate the transactions contemplated hereby shall be subject to the conditions, unless waived in writing, as of the Closing, that i)" (i) each of the representations and warranties of each of the Transferors contained herein shall remain true and correct as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date, ii)" (ii) each UDR Unit Holder shall have executed an Investment Agreement substantially in the form attached as Exhibit C hereto to the benefit of the Company Operating Partnership and iii)" (iii) the Effective Time shall have occurred, (iv) each Contributor shall have duly executed and delivered the Partnership Agreement substantially in the form attached hereto as Exhibit D, (v) the Company and the Company Operating Partnership shall acquire all of the AACLP Partnership Interests and (vi) each Transferor shall have delivered to the Company and the Company Operating Partnership a duly executed certificate setting forth such Transferor's address and federal tax identification number and certifying that such Transferor is not a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

     9. Transferors' Conditions to Closing. Notwithstanding any other provisions hereof, the obligation of the Transferors to proceed to consummate the transaction contemplated hereby shall be subject to the conditions, unless waived in writing, as of the Closing, that i)" (i) each of the representations and warranties of the Company and the Company Operating Partnership contained herein shall remain true and correct as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date, ii)" (ii) the Company Operating Partnership shall have executed an Investment Agreement in the form attached as Exhibit C hereto to the benefit of each UDR Unit Holder, iii)" (iii) each party to the Partnership Agreement other than the Contributors shall have duly executed and delivered the Partnership Agreement substantially in the form attached hereto as Exhibit D and iv)" (iv) the Effective Time shall have occurred.

     10. Indemnification. The warranties and representations set forth in Sections 3 and 4 hereof shall survive the Closing. The Company and the Company Operating Partnership, on one hand, and the Transferors, on the other, hereby agree to indemnify, defend and hold each other harmless from and against any and all loss, cost, damage, liability or expense (including, without limitation, reasonable attorneys fees, court costs and reasonable litigation expenses) that the other party may suffer, sustain or incur as a result of, arising under or in connection with any breach of warranty or agreement contained herein or any failure of performance hereunder. The Transferors shall be severally and not jointly liable for any amounts owed the Company or the Company Operating Partnership pursuant to this Section 10. Further, except in the event of a breach of a covenant set forth in Section 5 hereof by the Company or the Company Operating Partnership, each Transferor, severally and not jointly, shall indemnify, defend and save harmless the Company and the Company Operating Partnership from and against all claims, liabilities and expenses which may be asserted against either or either may incur and which are based upon or arise out of the federal income tax consequences to such Transferor of the contribution and/or sale of the AACLP Partnership Interests for UDR Units and/or cash or any subsequent transaction effected by the Transferors relating to such UDR Units or cash. The Transferors have no responsibility to indemnify the Company or the Company Partnership for the consequence to the Company or the Company Partnership of the transactions contemplated hereby.

     11. Termination. This Agreement shall terminate and neither party shall have any further liability hereunder at such time if the Merger Agreement shall be terminated pursuant to Article VII thereof.

     12. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          a. if to the Company or the Company Operating Partnership, to:

             10 South Sixth Street
             Richmond, VA  23219-3802
             Attn: James Dolphin, Executive Vice President
             Fax: (804) 343-1912

             with copies to:

             10 South Sixth Street
             Richmond, VA  23219-3802
             Attn: Katheryn E. Surface, Senior Vice President and
             General Counsel
             Fax: (804) 788-4607

             and

             HUNTON & WILLIAMS
             951 East Byrd Street
             Richmond, VA  23219-4074
             Attn: James W. Featherstone, III
             Fax: (804) 788-8212

          b. if to the Transferors, to:

             AMERICAN APARTMENT COMMUNITIES
             OPERATING PARTNERSHIP, L.P.
             615 Front Street
             San Francisco, CA  94111
             Attn:  James D. Klingbeil, Chief Executive Officer
             Fax:  (415) 362-5805


             with copies to:

             AMERICAN APARTMENT COMMUNITIES
             OPERATING PARTNERSHIP, L.P.
             21 West Broad Street, 11th Floor
             Columbus, OH  43215
             Attn:  George R. Nickerson, Esq., General Counsel
             Fax:  (614) 220-8912

             and

             GIBSON, DUNN & CRUTCHER LLP
             333 South Grand Avenue
             Los Angeles, CA  90071
             Attn:  Kenneth M. Doran, Esq.
             Fax:  (213) 229-7520

             and

             SCHNITZER INVESTMENT CORP.
             3200 Nw Yeon
             Portland, OR  97210-1524
             Attn:  Kenneth M. Novack
             Fax:  (503) 323-2793


     13. Benefit. The rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of such parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

     14. Entire Agreement. This Agreement, along with the Merger Agreement and the Investment Agreement, contain the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior negotiations, understandings and agreements are merged herein. This Agreement may not be modified or rescinded except pursuant to a written instrument signed by the party against whom enforcement is sought.

     15. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws provisions.

     16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Partnership Interest Purchase and Exchange Agreement as of the day and year first above written.


                                 THE COMPANY OPERATING PARTNERSHIP:

                                 UNITED DOMINION REALTY, L.P.

                                 BY:  United Dominion Realty Trust, Inc.,
                                      its General Partner

                                 By:
                                      -----------------------------------
                                 Name:
                                 Title:


                                 THE COMPANY:

                                 UNITED DOMINION REALTY TRUST, INC.:

                                 By:
                                      -----------------------------------
                                 Name:
                                 Title:


                                 TRANSFERORS:

                                 AMERICAN APARTMENT COMMUNITIES
                                 OPERATING PARTNERSHIP, L.P., a
                                 Delaware limited partnership

                                 BY:  American Apartment Communities, Inc.,
                                      its General Partner
                                 By:
                                      -----------------------------------
                                 Name:
                                 Title:

                                 AAC MANAGEMENT LLC, a Delaware
                                 limited liability company

                                 By:
                                       -----------------------------------
                                 Name:
                                 Title:


                                 FOX POINT LTD., an Ohio limited liability company and successor to Klingbeil II Limited Partnership, an Ohio limited partnership

                                 By:
                                      -----------------------------------
                                 Name:
                                 Title:


                                 SCHNITZER INVESTMENT CORP., an
                                 Oregon corporation

                                 By:
                                      -----------------------------------
                                 Name:
                                 Title:


                                 JAMES D. KLINGBEIL, an individual


                                 ----------------------------------------

                                                             SIGNATURE COPY


                                 EXHIBIT A

               CONTRIBUTORS AND AGGREGATE UNIT CONSIDERATION








      Contributors
------------------------

American Apartment
Communities Operating
Partnership, L.P.

AAC Management LLC

Schnitzer Investment Corp.


        Aggregate
        Number of
        UDR Units
     to be Received
-------------------------

        5,614,035

                                                             SIGNATURE COPY

                                 EXHIBIT B

                  SELLERS AND AGGREGATE CASH CONSIDERATION







              Sellers
------------------------------------

Fox Point Ltd.

Schnitzer Investment Corp.

James D. Klingbeil

AAC Management LLC



        Aggregate
           Cash
      to be Received
---------------------------

        $9,210,678

                                                             SIGNATURE COPY

                                SCHEDULE 5A

                             All AAC Properties

1.        Foothills Tennis Village
2.        Pine Avenue
3.        Silk Oak
4.        Windward Point
5.        Greensview
6.        Doubletree
7.        Clocktower
8.        Crown Pointe
9.        Hilltop
10.       Hickory Creek
11.       Regency Park South
12.       Cold Springs Manor
13.       2900 Place
14.       Lakewood
15.       Nemoke Trail
16.       Kings Gate
17.       Ashton Pines
18.       American Heritage
19.       Parker's Landing
20.       Polo Chase
21.       University Village
22.       The Pointe at Northridge
23.       The Pointe at Westlake
24.       Heather Plaza
25.       Pine Grove
26.       Boronda Manor
27.       Capri
28.       Laurel Tree
29.       Old San Pablo
30.       New San Pablo
31.       Valli Hi
32.       Harding Park Townhomes
33.       Garden Court
34.       Santanna
35.       Glenridge
36.       The Claremont
37.       Lancaster Lakes
38.       The Pointe at Harden Ranch
39.       The Grand Resort
40.       Sugar Mill Creek
41.       Brandywine

42.       Fountainhead
43.       Grandview Terrance
44.       Sunset Village
45.       Tivoli of Columbus
46.       Mountain View
47.       Lancaster Commons
48.       Marina Playa
49.       Birch Creek
50.       Woodlake Village
51.       International Village
52.       University Park
53.       Tualatin Heights
54.       Governour's Square
55.       Jamestown of St. Matthews
56.       Jamestown of Toledo
57.       Northbay (Highlands of Marin)
58.       Winterland (2000 Post)
59.       Alexandria Executive Club*
60.       Arlington Executive Club*




-------------------------

       *     Subject to Section 5.13 of the Merger Agreement
       *     Subject to Section 5.13 of the Merger Agreement

                                                             SIGNATURE COPY

                                SCHEDULE 5B

                             12 Year Properties

1.        Fountainhead
2.        Grandview Terrace
3.        Sunset Village
4.        Tivoli of Columbus
5.        Mountain View
6.        Lancaster Commons
7.        Marina Playa
8.        Birch Creek
9.        Woodlake Village
10.       International Village
11.       University Park
12.       Tualatin Heights

                                                             SIGNATURE COPY


                                SCHEDULE 5C

                            Other AAC Properties

1.        Governour's Square
2.        Jamestown of St. Matthews
3.        Jamestown of Toledo
4.        Northbay (Highlands of Marin)
5.        Winterland (2000 Post)
6.        Alexandria Executive Club*
7.        Arlington Executive Club*

                                                             SIGNATURE COPY


                                 EXHIBIT C

                       [Form of Investment Agreement]

                                                             SIGNATURE COPY

                                 EXHIBIT D

         [Form of Third Amended and Restated Partnership Agreement]